Exhibit 99.1

Universal Logistics Holdings Reports First Quarter 2020 Financial Results

-	First Quarter 2020 Operating Revenues: $382.2 million, 1.3% increase
-	First Quarter 2020 Operating Income: $23.9 million, 9.8% decrease
-	First Quarter 2020 EPS: $0.45, including $0.09 holding losses on marketable securities
-	Quarterly Dividend: Temporarily suspended

Warren, MI – April 30, 2020 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported consolidated first quarter 2020 net income of $12.2 million, or $0.45 per basic and diluted share, on total operating revenues of $382.2 million. This compares to $17.3 million, or $0.61 per basic and diluted share, during first quarter 2019 on total operating revenues of $377.4 million.  Included in first quarter 2020 results were $3.4 million of pre-tax holding losses, or $0.09 per share, on marketable securities due to changes in fair value recognized in income.  This compares to $0.9 million of pre-tax holding gains in the first quarter of 2019.

In the first quarter 2020, Universal reported operating income of $23.9 million compared to $26.5 million in the first quarter one year earlier. As a percentage of operating revenue, operating income margin for the first quarter 2020 was 6.3% compared to 7.0% during the same period last year.  EBITDA, a non-GAAP measure, decreased by $4.6 million during the first quarter 2020 to $39.8 million, compared to $44.4 million one year earlier.  As a percentage of operating revenue, EBITDA margin for the first quarter 2020 was 10.4% compared to 11.8% during the same period last year.

“Given the deteriorating operating environment caused largely by the COVID-19 pandemic, Universal put up some pretty solid results in the first quarter of 2020,” stated Tim Phillips, Universal’s Chief Executive Officer.  “We started off the year with high expectations, but as the virus overwhelmed our international trading partners, particularly China, and then rapidly spread here at home, it became increasingly apparent that the negative impact would last longer than everyone originally predicted.

“From a service line perspective, the pandemic has impacted and continues to impact each one differently.  For example, our intermodal drayage operations supporting the ports in Southern California were impacted early as slower than normal port activity extended through the normal Chinese New Year and beyond. The spread of COVID-19 eventually caused China to shut down much of its manufacturing and exporting activities, and the anticipated spike in post-Chinese New Year activity never materialized.  As the virus hit our shores, the resulting pandemic led to a significant decline in domestic demand, and a spike in blank-sailings.  With loads down over 40%, our Southern California intermodal operations experienced first quarter 2020 revenue declines of $8.2 million and $2.7 million in lower operating income compared to the same period last year.

“Our truckload transportation services were hardest hit much later in the quarter as demand fell across many of the industries we serve, including retail, automotive, industrial, and steel and metals. There were a few bright spots, however, as demand for consumer goods, including food and beverage, remained robust throughout the quarter.  Although the timing of a recovery remains uncertain, as stay-at-home orders are lifted, we expect retail and manufacturing activity to come back on-line and the demand for transportation services supporting them to increase.

“One of the most significant headwinds impacting Universal came in late March with the shuttering of North American automotive and heavy-truck production. In connection with numerous plant closings, our dedicated transportation and value-added services supporting these operations came to a standstill. We remained in constant communication with our customers, and as decisions to close operations were announced, we quickly aligned our staffing levels to match customer requirements.  This meant cost cutting and furloughing employees across our workforce.  While several of our value-added service contracts contain fixed and variable fees, we anticipate that the loss of production will significantly impact our dedicated transportation and value-added services until commercial activity returns. We estimate the loss of customer production during the last two weeks of the quarter to have reduced our revenue and operating income by $8.3 million and $2.6 million, respectively.

“I am encouraged to report we have heavy-truck production gearing up at one of our customer’s facilities, and based on the current outlook, we expect most North American automotive and heavy-truck operations we support to resume over the next several weeks.  While we do anticipate fewer shifts and lower production compared to pre-COVID-19 levels, we expect to be in a position to support production ramp-up and believe Universal’s variable cost model will allow us to grow profitability during the recovery.

“Given the current operating environment and the uncertainty caused by the COVID-19 pandemic, we are withdrawing our previously issued earnings outlook for 2020.  We are also temporarily suspending our regular quarterly dividend. We have implemented numerous cost-saving initiatives across the organization and anticipate scaling back our planned capital expenditures for the remainder of 2020. While we expect there to be near-term challenges, I believe we have deployed the right strategies to ensure Universal can weather these uncertain times and position ourselves for long-term success.  We remain committed to doing our part to make certain the critical goods and services the country needs are delivered, while staying focused on the safety and well-being of our employees, contractors and customers.”

Operating revenues from truckload services decreased $6.8 million to $58.9 million, compared to $65.7 million for the same period last year. Included in truckload revenues for the recently completed quarter were $3.0 million in separately identified fuel surcharges compared to $6.8 million during the same period last year.  The decrease in truckload services reflects a 7.2% decrease in the number of loads hauled, which was partially offset by a 1.8% increase in average operating revenue per load, excluding fuel surcharges.

Brokerage service revenue was flat in the first quarter 2020 compared to the same period last year at $85.9 million. During the first quarter 2020, the number of brokerage loads moved increased 13.9%, while the average operating revenue per load decreased 10.1% over the same period last year.

Intermodal services revenues increased $19.2 million to $110.3 million in the first quarter 2020, up from $91.2 million during the same period last year. Intermodal revenues for the recently completed quarter includes $28.0 million of incremental revenues from acquired companies.  During the first quarter 2020 intermodal fuel surcharges totaled $13.6 million, compared to $10.6 million during the same period last year. The increase in intermodal services reflects a 19.7% increase in the number of loads hauled, while the average operating revenue per load, excluding fuel surcharges, was relatively consistent on a year over year basis.

First quarter 2020 operating revenues from dedicated services decreased to $31.6 million compared to $37.0 million one year earlier. Dedicated services revenues included $3.5 million in separately identified fuel surcharges in the first quarter 2020 compared to $4.6 million during the same period last year.  The decrease was primarily attributable the shutdown of North American automotive manufacturing in the last two weeks of the quarter.

Overall, revenues from value-added services decreased $2.2 million during the first quarter 2020 to $95.5 million.  This compares to $97.7 million from value-added services one year earlier.  Included in the decrease was $6.3 million from operations supporting heavy-truck customers, while those supporting passenger vehicle programs outperformed last year.  Both platforms were adversely impacted by the shutdown of North American automotive and heavy-truck manufacturing in the last two weeks of the quarter.

During the first quarter 2020, the transportation segment, which is primarily comprised of truckload, brokerage and intermodal services operations, reported operating income of $12.1 million on total operating revenues of $254.7 million. The transportation segment was negatively impacted by a significant decline in drayage activity in our Southern California intermodal operations during the first quarter 2020. In the logistics segment, which includes value-added and dedicated services, first quarter 2020 income from operations was $11.7 million on total operating revenues of $127.0 million. The shutdown of North American automotive and heavy-truck manufacturing in the last two weeks of the quarter adversely impacted our logistics segment results.

As of April 4, 2020, Universal held cash and cash equivalents totaling $8.0 million and $6.3 million in marketable securities. Outstanding debt at the end of the first quarter 2020 was $480.8 million and capital expenditures totaled $32.8 million.

Universal calculates and reports selected financial metrics not only for purposes of our lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities.  These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 a.m. Eastern Time

Date:  Friday, May 1, 2020

Call Toll Free:  (866) 622-0924

International Dial-in:  +1 (660) 422-4956

Conference ID:  5286964

A replay of the conference call will be available beginning two hours after the call through June 5, 2020, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 5286964. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended
	April 4,	March 30,
	2020	2019
Operating revenues:
Truckload services	$58,898	$65,671
Brokerage services	85,900	85,867
Intermodal services	110,322	91,168
Dedicated services	31,579	37,021
Value-added services	95,463	97,679
Total operating revenues	382,162	377,406

Operating expenses:
Purchased transportation and equipment rent	180,856	177,325
Direct personnel and related benefits	97,388	93,167
Operating supplies and expenses	30,695	30,770
Commission expense	7,170	7,836
Occupancy expense	8,831	9,284
General and administrative	8,924	9,241
Insurance and claims	4,872	6,352
Depreciation and amortization	19,518	16,918
Total operating expenses	358,254	350,893
Income from operations	23,908	26,513
Interest expense, net	(4,209)	(4,369)
Other non-operating income	(3,605)	953
Income before income taxes	16,094	23,097
Income tax expense	3,931	5,800
Net income	$12,163	$17,297

Earnings per common share:
Basic	$0.45	$0.61
Diluted	$0.45	$0.61

Weighted average number of common shares outstanding:
Basic	27,223	28,380
Diluted	27,223	28,381

Dividends declared per common share:	$0.105	$0.105

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 4, 2020	December 31, 2019
Assets
Cash and cash equivalents	$7,995	$7,726
Marketable securities	6,320	9,369
Accounts receivable - net	219,229	210,534
Other current assets	42,449	44,214
Total current assets	275,993	271,843
Property and equipment - net	355,381	339,823
Other long-term assets - net	377,081	376,331
Total assets	$1,008,455	$987,997

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$185,690	$192,099
Debt - net	478,781	457,612
Other long-term liabilities	135,321	133,069
Total liabilities	799,792	782,780
Total shareholders' equity	208,663	205,217
Total liabilities and shareholders' equity	$1,008,455	$987,997

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended
	April 4,	March 30,
	2020	2019
Truckload Services:
Number of loads	56,687	61,092
Average operating revenue per load, excluding fuel surcharges	$957	$940
Average operating revenue per mile, excluding fuel surcharges	$3.22	$2.78
Average length of haul	297	338
Average number of tractors	1,425	1,644

Brokerage Services:
Number of loads (a)	61,052	53,609
Average operating revenue per load (a)	$1,376	$1,531
Average length of haul (a)	613	660

Intermodal Services:
Number of loads	197,783	165,177
Average operating revenue per load, excluding fuel surcharges	$493	$495
Average number of tractors	2,530	1,658
Number of depots	15	14

Dedicated Services:
Number of loads (b)	139,515	138,987

(a)

Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

(b)	Includes shuttle moves.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended
	April 4,	March 30,
	2020	2019
Value-added Services
Average number of direct employees	3,652	3,699
Average number of full-time equivalents	1,431	1,771
Number of active programs	56	49

Operating Revenues by Segment:
Transportation	$254,673	$246,704
Logistics	127,042	130,399
Other	447	303
Total	$382,162	$377,406

Income from Operations by Segment:
Transportation	$12,103	$12,532
Logistics	11,690	13,820
Other	115	161
Total	$23,908	$26,513

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended
	April 4,	March 30,
	2020	2019
	(in thousands)
EBITDA
Net income	$12,163	$17,297
Income tax expense	3,931	5,800
Interest expense, net	4,209	4,369
Depreciation	15,442	12,934
Amortization	4,076	3,984
EBITDA	$39,821	$44,384

EBITDA margin (a)	10.4%	11.8%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.